250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Penko Ivanov Tel: (518) 415-4512

FOR IMMEDIATE RELEASE

Arrow Financial Corporation Announces Receipt of NASDAQ Noncompliance Notice

GLENS FALLS, N.Y. (April 5, 2023) — Arrow Financial Corporation, a New York corporation (the “Company”) announced that the Company is noncompliant with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) (the “Rule”) as a result of its failure to file its Annual Report on Form 10-K for the year ended December 31, 2022 (the “Untimely Form 10-K”) with the Securities and Exchange Commission (the “SEC”) by the required due date (the “Nasdaq Notice”).
As previously reported by the Company in its Notification of Late Filing on Form 12b-25, filed with the SEC on March 16, 2023, as amended on March 31, 2023, the Company was unable to timely file the Untimely Form 10-K without unreasonable effort or expense. The Company intends to submit the Untimely Form 10-K as soon as practicable.
The Company is required to submit a plan, within 60 calendar days of receiving the Nasdaq Notice, or by June 2, 2023, which outlines the steps the Company expects to take to become compliant with the Rule. If Nasdaq accepts the Company’s plan, Nasdaq may grant an exception of up to 180 calendar days from the due date of the Untimely Form 10-K, as extended by Rule 12b-25, or by September 27, 2023, to regain compliance. However, there can be no assurance that Nasdaq will accept the Company’s plan to regain compliance or that the Company will be able to regain compliance within any extension period granted by Nasdaq. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.
The Nasdaq Notice has no immediate effect on the listing or trading of the Company’s shares of common stock, though Nasdaq will broadcast an indicator over its market data dissemination network noting the Company's noncompliance. If the Company remains noncompliant with the Rule at the end of the 180-day exception period, the Company’s shares of common stock will be subject to delisting from Nasdaq.

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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information in this document may contain statements based on management’s beliefs, assumptions, expectations, estimates and projections about the future. Such "forward-looking statements," as defined in Section 21E of the Securities Exchange Act of 1934, as amended, involve a degree of uncertainty and attendant risk. Actual outcomes and results may differ, explicitly or by implication. We are not obliged to revise or update these statements to reflect unanticipated events. This document should be read in conjunction with Arrow’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission.

Questions regarding this announcement can be directed to:
Penko Ivanov, Chief Financial Officer
518-415-4512
penko.ivanov@arrowbank.com.

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